FOR IMMEDIATE RELEASE

Media Contact: Christine Needles Global Corporate Communications Christine.Needles@interface.com +1 404-491-4660	Investor Contact: Bruce Hausmann Chief Financial Officer Bruce.Hausmann@interface.com +1 770-437-6802

Interface Reports Fourth Quarter and Fiscal Year 2019 Results

ATLANTA – February 26, 2020 – Interface, Inc. (Nasdaq: TILE), a worldwide commercial flooring company and global leader in sustainability, today announced results for the fourth quarter and fiscal year ended December 29, 2019.

Highlights:

•	Q4 net sales up 1%; Q4 organic sales up 2%

•	Q4 GAAP EPS of $0.28, up 155%; Q4 adjusted EPS of $0.46, up 12%

•	FY net sales up 14%; FY organic sales up 2%

•	FY GAAP EPS of $1.34, up 60%; FY adjusted EPS of $1.59, up 7%

•	Reduced total debt in the quarter by $30 million

“We ended 2019 with a solid finish, delivering strong operating and financial performance, and executing on our strategic plan. Organic sales grew 2% in the fourth quarter with carpet tile and resilient flooring contributing equally to growth, while adjusted EPS grew 12% through continued gross margin expansion and SG&A optimization,” said Dan Hendrix, Chairman and CEO of Interface. “Full year 2019 growth was in-line with our most recent guidance at 2% organic sales growth and 7% adjusted EPS growth, ending the year with $1.3 billion in sales and adjusted EPS of $1.59.”

“We enter 2020 with strong momentum, as our team remains focused on delivering robust new product innovation to capitalize on the expanded market opportunities we have in front of us,” Hendrix added. “We also continue to make significant progress on our Climate Take Back™ journey. We expect to invest approximately $50 million between 2019 and 2021 in manufacturing innovations. This includes tufting technology that will provide us with new design capability, and a new backing system that should increase our addressable market and further differentiate us in the marketplace. We believe these advancements will have great value for our customers. Our goal is to keep driving increased value to our shareholders by continuing the strategic investments and operational improvements we have made over the past several years.”

“In addition to achieving strong profitability, we remain committed to a disciplined deleveraging strategy,” commented Bruce Hausmann, CFO of Interface. “We generated $17 million of cash via working capital and reduced total debt by $30 million in the fourth quarter, lowering our net debt to adjusted EBITDA ratio to 2.6x at year end.”

“With regard to the coronavirus situation,” Hausmann added, “we were able to service production demand during the temporary closure of our carpet tile facility in China and we continue to monitor the supply chain impacts very closely. The negative sales impact to our Asia business is evident in our year-to-date results, but we remain hopeful that we will be able to make up for the declines in the back half of the year.”

Fourth Quarter 2019 Financial Summary

Sales: Fourth quarter net sales were $339 million, up 1% versus $337 million in the prior year period. Organic sales were up 2% year-over-year with carpet tile and LVT contributing equally to growth.

Gross profit margin was 40.0% in the fourth quarter, an increase of 390 basis points from the prior year period. Adjusted gross profit margin was 40.4%, an increase of 80 basis points over adjusted gross margin for the prior year period.

Fourth quarter SG&A expenses were $95 million, or 28.1% of sales compared to 28.9% in the prior year period.

The company recorded restructuring and other charges of $12.3 million in the fourth quarter. The charges were comprised of a restructuring charge of $9.0 million associated with a previously announced restructuring plan in 2019 offset by a reversal of certain 2018 restructuring accruals of $1.7 million. In addition, we recorded a $5.0 million non-cash charge primarily related to adjusting the carrying value of certain insurance related assets.

Operating Income: Fourth quarter operating income was $28 million, compared to $4 million in the prior year period, an increase of 616%. Fourth quarter 2019 adjusted operating income was $42 million, up 11% versus adjusted operating income of $37 million in the fourth quarter last year.

Net Income and EPS: The company recorded net income in the fourth quarter of 2019 of $16 million, or $0.28 per diluted share, compared to fourth quarter 2018 net income of $6 million, or $0.11 per diluted share. Fourth quarter 2019 adjusted net income was $27 million, or $0.46 per diluted share, compared to fourth quarter 2018 adjusted net income of $24 million, or $0.41 per diluted share.

Adjusted EBITDA: In the fourth quarter of 2019, adjusted EBITDA was $54 million compared to $54 million in the prior year period.

Cash and Liquidity: The company had cash on hand of $81 million and total debt of $596 million at December 29, 2019, compared to $81 million of cash and $619 million of total debt at December 30, 2018.

Fiscal Year 2019 Financial Summary

Sales: Net sales in 2019 were $1.3 billion, up 14% versus $1.2 billion in 2018. Organic sales were up 2% year-over-year.

Operating Income: The company reported operating income of $131 million in 2019, compared to $76 million in the prior year. Adjusted operating income was $150 million in 2019 versus adjusted operating income of $134 million last year.

Net Income and EPS: The company recorded net income of $79 million, or $1.34 per diluted share, in 2019, compared to $50 million, or $0.84 per diluted share last year. Adjusted net income was $93 million, or $1.59 per diluted share, compared to adjusted net income of $89 million, or $1.49 per diluted share in 2018.

Adjusted EBITDA: Adjusted EBITDA was $200 million for full year 2019, compared to $186 million in the prior year.

Fiscal Year 2020 Outlook

Looking ahead to the full year of 2020, Interface is targeting to achieve organic sales growth of 2 - 4% and adjusted earnings per share of $1.60 - $1.70. The tax rate is anticipated to be approximately 28%. The fully diluted share count is forecast to be 59.5 million shares, and capital expenditures are anticipated to be $50 - $60 million.

Starting in 2020, and as part of the implementation of a global financial consolidation tool and the integration of nora®, we are reclassifying and standardizing cost categories globally, resulting in the reclassification of certain expenses between Cost of Sales and Selling, General & Administrative Expenses. As adjusted for these anticipated reclassifications, full year 2019 Gross Profit margin would increase approximately 50 basis points and full year 2019 Selling, General & Administrative Expenses as a percentage of Net Sales would increase by the same amount; with zero net impact to Operating Income or Operating Income margin. Starting in the first quarter of 2020, these reclassifications will be presented retrospectively to make all periods comparable.

Webcast and Conference Call Information

The company will host a conference call on February 26, at 8:00 a.m. Eastern Time, to discuss its fourth quarter 2019 results. The conference call will be simultaneously broadcast live over the Internet.

Listeners may access the conference call live over the Internet at: https://event.on24.com/wcc/r/2151065/9E7DBD2CBD534948DDD21B78514F4529, or through the company's website at: https://investors.interface.com.
The archived version of the webcast will be available at these sites for one year beginning approximately one hour after the call ends.

Non-GAAP Financial Measures

Interface provides adjusted earnings per share, adjusted net income, adjusted operating income, adjusted gross profit, organic sales and organic sales growth, net debt, and adjusted EBITDA as additional information regarding its actual and projected operating results in this press release. These non-GAAP measures are not in accordance with – or alternatives to – GAAP measures, and may be different from non-GAAP measures used by other companies. Adjusted EPS, adjusted net income, and adjusted operating income exclude nora purchase accounting amortization, nora transaction related expenses, restructuring charges, asset impairment and other charges. Adjusted gross profit excludes nora purchase accounting amortization. Organic sales and organic sales growth exclude the impact of foreign currency fluctuations and nora sales where the comparable prior year period excludes nora activity. Net debt is total debt less cash on hand. Adjusted EBITDA is GAAP net income excluding interest expense, income tax expense, depreciation and amortization, stock compensation amortization, restructuring charges, asset impairment and other charges, and nora transaction related expenses such as purchase accounting amortization, transaction related expenses, and transaction related other expenses. This news release should be read in conjunction with the Company's Current Report on Form 8-K furnished today to the U.S. Securities & Exchange Commission, which explains why Interface believes presentation of these non-GAAP measures provides useful information to investors, as well as any additional material purposes for which Interface uses these non-GAAP measures.

About Interface

Interface, Inc. is a global flooring company specializing in carbon neutral carpet tile and resilient flooring, including luxury vinyl tile (LVT) and nora® rubber flooring. We help our customers create high-performance interior spaces that support well-being, productivity, and creativity, as well as the sustainability of the planet. Our mission, Climate Take Back™, invites you to join us as we commit to operating in a way that is restorative to the planet and creates a climate fit for life.

Learn more about Interface at interface.com and blog.interface.com, our nora brand at nora.com, our FLOR® brand at FLOR.com, and our Carbon Neutral Floors™ program at interface.com/carbonneutral.

Follow us on Twitter, YouTube, Facebook, Pinterest, LinkedIn, Instagram, and Vimeo.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Except for historical information contained herein, the other matters set forth in this news release are forward-looking statements. Forward-looking statements include, without limitation, information under the heading “Fiscal Year 2020 Outlook” in this news release. Forward-looking statements may be identified by words such as “may,” “expect,” “forecast,” “anticipate,” “intend,” “plan,” “believe,” “could,” "should," "goal," "aim," "objective," “seek,” “project,” “estimate,” “target,” “will” and similar expressions. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including: risks and uncertainties associated with economic conditions in the commercial interiors industry. Additional risks and uncertainties that may cause actual results to differ materially from those predicted in forward-looking statements also include, but are not limited to the risk factor included in Part II, Item 1A of the Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, and the risks under the following subheadings in “Risk Factors” in the Company's Annual Report on Form 10-K for the fiscal year ended December 30, 2018: “Sales of our principal products have been and may continue to be affected by adverse economic cycles in the renovation and construction of commercial and institutional buildings”; “We compete with a large number of manufacturers in the highly competitive floorcovering products market, and some of these competitors have greater financial resources than we do. We may face challenges competing on price, making investments in our business, or competing on product design”; “Our success depends significantly upon the efforts, abilities and continued service of our senior management executives, our principal design consultant and other key personnel (including sales personnel), and our loss of any of them could affect us adversely”; “Our substantial international operations are subject to various political, economic and other uncertainties that could adversely affect our business results, including by restrictive taxation or other government regulation and by foreign currency fluctuations”; “The uncertainty surrounding the implementation and effect of the U.K. exiting the European Union, and related negative developments in the European Union could adversely affect our business, results of operations or financial condition”; “Large increases in the cost of petroleum-based raw materials could adversely affect us if we are unable to pass these cost increases through to our customers”; “Unanticipated termination or interruption of any of our arrangements with our primary third party suppliers of synthetic fiber or our sole third party supplier for luxury vinyl tile (“LVT”) could have a material adverse effect on us”; “If we fail to realize the expected synergies and other benefits of the nora acquisition, our results of operations and stock price may be negatively affected”; “We have a significant amount of indebtedness, which could have important negative consequences to us”; “The market price of our common stock has been volatile and the value of your investment may decline”; “Our earnings in a future period could be adversely affected by non-cash adjustments to goodwill, if a future test of goodwill assets indicates a material impairment of those assets”; “Changes to our facilities could disrupt our operations”; “Our business operations could suffer significant losses from natural disasters, catastrophes, fire or other unexpected events”; and “Disruptions to or failures of our information technology systems could adversely effect on our business.” Additionally, we may be subject to risks related to litigation, investigations and other legal proceedings that we are subject to from time to time, including the risks of financial or reputational loss in the event of an unfavorable outcome or that we may incur material legal fees and expenses in defending against such proceedings. Furthermore, we may be subject to risks related to the coronavirus outbreak in China, including interruptions to our manufacturing operations. Finally, any statements we make about innovations in our products, including innovations related to sustainability, are subject to risks, including that the technological developments needed to implement the planned innovations may take longer, be more expensive or not be as effective as currently expected.

Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company assumes no responsibility to update or revise forward-looking statements made in this press release and cautions readers not to place undue reliance on any such forward-looking statements.

- TABLES FOLLOW -

Consolidated Condensed Statements of Operations	Three Months Ended		Twelve Months Ended
(In thousands, except per share data)	12/29/19	12/30/18	12/29/19	12/30/18

Net Sales	$339,482	$337,059	$1,343,029	$1,179,573
Cost of Sales	203,778	215,377	817,575	755,216
Gross Profit	135,704	121,682	525,454	424,357
Selling, General & Administrative Expenses	95,481	97,250	381,604	327,449
Restructuring, Asset Impairment and Other Charges	12,275	20,529	12,947	20,529
Operating Income	27,948	3,903	130,903	76,379
Interest Expense	5,476	6,229	25,656	15,436
Other Expense	1,098	602	3,431	5,952
Income Before Taxes	21,374	(2,928)	101,816	54,991
Income Tax Expense (Benefit)	4,942	(9,323)	22,616	4,738
Net Income	$16,432	$6,395	$79,200	$50,253

Earnings Per Share – Basic	$0.28	$0.11	$1.34	$0.84

Earnings Per Share – Diluted	$0.28	$0.11	$1.34	$0.84

Common Shares Outstanding – Basic	58,421	59,514	58,943	59,544
Common Shares Outstanding – Diluted	58,427	59,531	58,948	59,566

Consolidated Condensed Balance Sheets
(In thousands)	12/29/19	12/30/18
Assets
Cash	$81,301	$80,989
Accounts Receivable	177,482	179,004
Inventory	253,584	258,657
Other Current Assets	35,768	40,229
Total Current Assets	548,135	558,879
Property, Plant & Equipment	324,585	292,888
Operating Lease Right-of Use Asset	107,044	—
Goodwill and Intangible Assets	346,474	343,542
Other Assets	96,811	89,335
Total Assets	$1,423,049	$1,284,644

Liabilities
Accounts Payable	$75,687	$66,301
Accrued Liabilities	140,652	125,971
Current Portion of Operating Lease Liabilities	15,914	—
Current Portion of Long-Term Debt	31,022	31,315
Total Current Liabilities	263,275	223,587
Long-Term Debt	565,178	587,266
Operating Lease Liabilities	91,829	—
Other Long-Term Liabilities	134,565	119,128
Total Liabilities	1,054,847	929,981
Shareholders’ Equity	368,202	354,663
Total Liabilities and Shareholders’ Equity	$1,423,049	$1,284,644

Consolidated Condensed Statements of Cash Flows	Twelve Months Ended
(In thousands)	12/29/19	12/30/18

Net Income	$79,200	$50,253
Depreciation and Amortization	44,932	39,084
Stock Compensation Amortization	8,691	14,496
Loss on Disposal of Impaired Assets	—	8,569
Enactment of U.S. Tax Cuts and Jobs Act expenses (benefit)	—	(6,739)
Bad debt expense	1,206	222
Amortization of Acquired Intangible Assets	5,903	5,387
Amortization of Acquired Inventory Step-up	—	26,666
Deferred Income Taxes and Other Non-Cash Items	(9,497)	(11,709)
Change in Working Capital
Accounts Receivable	(930)	(10,113)
Inventories	2,573	(18,784)
Prepaids and Other Current Assets	(9,691)	(15,501)
Accounts Payable and Accrued Expenses	19,381	9,936
Cash Provided from Operating Activities	141,768	91,767
Cash Used in Investing Activities	(74,222)	(455,685)
Cash (Used in) Provided by Financing Activities	(66,677)	361,526
Effect of Exchange Rate Changes on Cash	(557)	(3,656)
Net Increase in Cash	$312	$(6,048)

Reconciliation of GAAP Performance Measures to Non-GAAP Performance Measures
(In millions, except per share amounts)

	Fourth Quarter 2019	Fourth Quarter 2018	2019	2018
Net Sales as Reported (GAAP)	$339.5	$337.1	$1,343.0	$1,179.6
Impact of Changes in Currency	5.2	—	26.2	—
nora net sales adjustment (1)	—	—	(165.5)	—
Organic Sales	$344.7	$337.1	$1,203.7	$1,179.6

Gross Profit as Reported (GAAP)	$135.7	$121.7	$525.5	$424.4
Purchase Accounting Amortization	1.3	11.8	5.9	32.1
Adjusted Gross Profit	$137.0	$133.5	$531.4	$456.5

Operating Income as Reported (GAAP)	$27.9	$3.9	$130.9	$76.4
Purchase Accounting Amortization	1.3	11.8	5.9	32.1
Transaction Related Expenses	—	1.2	—	5.3
Restructuring, Asset Impairment and Other Charges	12.3	20.5	12.9	20.5
Adjusted Operating Income *	$41.5	$37.4	$149.8	$134.3

Net Income as Reported (GAAP)	$16.4	$6.4	$79.2	$50.3
Purchase Accounting Amortization (after tax impact of $0.4 million and $3.4 million for QTD 2019 and 2018; after tax impact of $1.7 million and $9.3 million for YTD 2019 and 2018)	0.9	8.4	4.2	22.7
Transaction Related Expenses (after tax impact of $0.3 million QTD 2018 and $2.1 million YTD 2018)	—	1.0	—	7.4
Tax Act Expense (Benefit)	—	(6.7)	—	(6.7)
Restructuring, Asset Impairment and Other Charges (after tax impact of $2.7 million and $5.2 million for QTD 2019 and 2018; after tax impact of $2.8 million and $5.2 million for YTD 2019 and 2018)	9.6	15.3	10.1	15.3
Adjusted Net Income	$26.9	$24.4	$93.5	$89.0

Diluted Earnings per Share as Reported (GAAP)	$0.28	$0.11	$1.34	$0.84
Purchase Accounting Amortization (after tax impact of $0.4 million and $3.4 million for QTD 2019 and 2018; after tax impact of $1.7 million and $9.3 million for YTD 2019 and 2018)	0.02	0.14	0.08	0.38
Transaction Related Expenses (after tax impact of $0.3 million QTD 2018 and $2.1 million YTD 2018)	—	0.02	—	0.12
Tax Act Expense (Benefit)	—	(0.11)	—	(0.11)
Restructuring, Asset Impairment and Other Charges (after tax impact of $2.7 million and $5.2 million for QTD 2019 and 2018; after tax impact of $2.8 million and $5.2 million for YTD 2019 and 2018)	0.16	0.26	0.17	0.26
Adjusted Diluted Earnings per Share *	$0.46	$0.41	$1.59	$1.49

(1) Nora net sales adjustment to exclude sales in 2019 where the 2018 comparative period excluded nora activity
* Sum of reconciling items may differ from total due to rounding of individual components

	Fourth Quarter 2019		Fourth Quarter 2018	2019	2018
Net Income as Reported (GAAP)	$16.4		$6.4	$79.2	$50.3
Income Tax Expense (Benefit)	4.9		(9.3)	22.6	4.7
Transaction Related Other Expense	—		—	—	4.2
Interest Expense	5.5		6.2	25.7	15.4
Depreciation and Amortization	11.4		12.0	44.9	39.1
Stock Compensation Amortization	2.2		5.3	8.7	14.5
Transaction and Integration Related Expenses	—		1.2	—	5.3
Purchase Accounting Amortization	1.3		11.8	5.9	32.1
Restructuring, Asset Impairment and Other Charges	12.3		20.5	12.9	20.5
Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (AEBITDA)	$54.0		$54.1	$199.9	$186.1

	As of 12/29/19
Total Debt	$596.2
Total Cash on Hand	(81.3)
Total Debt, Net of Cash on Hand (Net Debt)	$514.9

	2019
Total Debt / YTD Net Income	7.5	x
Net Debt / YTD AEBITDA	2.6	x

The impacts of changes in foreign currency presented in the tables are calculated based on applying the prior year period's average foreign currency exchange rates to the current year period.

The Company believes that the above non-GAAP performance measures, which management uses in managing and evaluating the Company’s business, may provide users of the Company’s financial information with additional meaningful basis for comparing the Company’s current results and results in a prior period, as these measures reflect factors that are unique to one period relative to the comparable period. However, these non‑GAAP performance measures should be viewed in addition to, and not as an alternative for, the Company’s reported results under accounting principles generally accepted in the United States. Tax effects identified above (when applicable) are calculated using the statutory tax rate for the jurisdictions in which the charge or income occurred.
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